                                                                EXHIBIT 3 (ii)

                         FRANKLIN ELECTRIC CO., INC.
               KEY EMPLOYEE PERFORMANCE INCENTIVE STOCK PLAN

                                  PREAMBLE

Employees of the Company who are from time to time materially responsible for the management, growth and protection of a material part or all of the business or major product lines or major functions of the Company are eligible to be granted Restricted Shares under the Plan.

At the time of the grant a Committee of the Board of Directors will establish at least two criteria for employees to earn the shares granted. First, the Committee will establish a Restriction Period. Second, the Committee will also set performance goals for the employees to achieve during the restriction period. These goals will be based on financial and other metrics that are recognized as measures of the enhancement of shareholder value.

At the end of a Restriction Period, the Committee, in its own discretion, shall determine (i) whether and to what extent the Company has achieved the Performance Objectives and satisfied any other terms, conditions or restrictions established for the Restriction Period, and (ii) the number of Shares of Restricted Stock with respect to which the restrictions imposed should lapse.

If at the end of the Restriction Period the Committee determines that the Company failed to achieve the Performance Objectives or otherwise failed to satisfy any other restrictions, terms or conditions set by the Committee, then to the extent provided in the Restricted Stock Agreement or otherwise by the Committee, the Shares of Restricted Stock shall be forfeited by the Participant and returned to the Company, and all rights of the Participant in such Shares shall terminate without any further obligation on the part of the Company.

                                  SECTION 1.

                     ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE

1.1. Establishment. Franklin Electric Co., Inc. (the "Company") hereby establishes an incentive stock plan for certain employees, as described herein, which shall be known as the FRANKLIN ELECTRIC CO., INC. KEY EMPLOYEE PERFORMANCE INCENTIVE STOCK PLAN (the "Plan").

1.2. Purpose. The purposes of the Plan are as follows: (i) to advance the interests of the Company by providing the additional incentives inherent in stock ownership to those employees of the Company materially responsible, now and in the future, for the management, growth and protection of some part or all of the business of the Company and thereby to bring them into closer identity with the future of the Company; (ii) to aid the Company in attracting and retaining employees in key management positions; and (iii) to enable the Company to compete effectively with other enterprises for the services of new employees as may be needed for the continued success of the Company. The Plan seeks to accomplish such purposes by providing to such employees an equity interest in the Company.

1.3. Effective Date. This Plan shall become effective upon its adoption by the Board of Directors of the Company and the effective date of any grant of Restricted Stock shall be the day on which it is granted to the Participant hereunder; provided, however, that the validity of the Plan and any Restricted

Stock provided hereunder is subject to approval of the Plan at the next shareholders meeting following its adoption by the Board of Directors of the Company and the approval must be by a majority of the votes entitled to vote at a duly held meeting of the shareholders. If the shareholders fail to timely approve the Plan, the Plan and any Restricted Stock that may be issued hereunder shall be null and void.

                                  SECTION 2.

                                 DEFINITIONS

2.1. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

"Board" means the Board of Directors of the Company.

"Change in Control" of the Company shall be deemed to have occurred if the conditions set forth in any one or more of the following paragraphs shall have been satisfied:

(i) Any Person (other than the Person in control of the Company on the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

(ii) The election to the Board of Directors of the Company, without the recommendation or approval of a majority of the incumbent Board of Directors, of the lesser of (a) three directors, or (b) directors constituting a majority of the numbers of directors then in office; or

(iii) The stockholders of the Company approve (a) a plan of complete liquidation of the Company; or (b) an agreement for the sale or disposition of all or substantially all the Company's assets; or (c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if that Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 3% of the Shares of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the disinterested Directors).

"Code" means the Internal Revenue Code of 1986, as amended, in effect at the time of reference, or any successor Code that may hereafter be adopted in lieu thereof, and references to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereinafter be amended or replaced.

"Committee" means a committee of the Board consisting of two or more members of the Board who are "outside directors," as defined under section 162(m) of the Code and the regulations thereunder.

"Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in good faith.

"Employee" means any person (including officers who are directors of the Company) employed by the Company on a full-time salaried basis.

"Normal Retirement" means termination of employment on or after a Participant's sixty-fifth birthday under the Company's Basic Retirement Plan as may be amended from time to time.

"Participant" means any individual designated by the Committee to participate in the Plan.

"Performance Objectives" means the performance goals set by the Committee based on one or more of the following: (i) net income growth; (ii) average return on equity; (iii) net income as a percentage of sales; (iv) sales growth; (v) return on assets; (vi) earnings per share; and (vii) Common Stock price.

"Restriction Period" means that period of time determined by the Committee during which the transfer of Shares of Restricted Stock are restricted and are subject to forfeiture.

"Restricted Stock" means Stock granted to a Participant pursuant to Section 7 of the Plan.

"Stock," "Shares," and "Restricted Stock" mean the common shares of the Company.

2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan also shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

                                 SECTION 3.

                        ELIGIBILITY AND PARTICIPATION

3.1. Eligible Employees. The officers and other employees of the Company who, in the opinion of the Committee, are from time to time materially responsible for the management, growth and protection of a material part or all of the business or major product lines or major functions of the Company shall be eligible to be granted Shares of Restricted Stock under the Plan.

                                 SECTION 4.

                              ADMINISTRATION

4.1. Administration. The Committee shall be responsible for the administration and interpretation of the Plan. Without limiting other rights or powers delegated to the Committee elsewhere under the Plan, the Committee, in administering and interpreting the Plan, and consistent with the express provisions of the Plan, is hereby authorized and empowered as follows:

(a) The Committee shall determine the identity of the Participant of the Plan and the number of Shares of Restricted Stock to be granted to Participants.

(b) The Committee shall determine the Restriction Period, the Performance Objectives, and any other restrictions, terms or conditions with respect to the granting of any Restricted Stock.

(c) The Committee may prescribe, award, and rescind rules or regulations relating to the Plan.

(d) The Committee may make all other determinations necessary or advisable for the administration or interpretations of the Plan.

(e) The Committee shall prescribe the terms and conditions of the Restricted Stock Agreements.

(f) The Committee may require that all Stock certificates issued in connection with Shares of Restricted Stock be held by the Company or in escrow or otherwise pursuant to such terms and conditions that the Committee may require until all the restrictions have lapsed and the Restricted Stock is freely transferable.

                                    SECTION 5.

                               STOCK SUBJECT TO PLAN

5.1. Number. The total number of Shares of Restricted Stock that may be granted under the Plan may not exceed one hundred thousand (100,000), subject to the adjustment as provided in Section 5.3. Those Shares of Restricted Stock granted may consist, in whole or in part, of authorized but unissued Stock or Shares of Stock reacquired by the Company, including Shares purchased in the open market and not reserved for any other purpose.

5.2. Unused Stock. In the event any Shares of Restricted Stock granted under the Plan are forfeited and reacquired by the Company, such reacquired Shares again shall become available for issuance under the Plan.

5.3. Adjustment in Available Shares. Any increase in the number of outstanding Shares of the Company occurring through Stock splits or Stock dividends after the adoption of the Plan shall be reflected proportionately in an increase in the aggregate number of Shares then available for issuance grant under the Plan. Any fractional share of Restricted Stock resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board shall make such adjustment in the number and class of Restricted Stock which may thereafter be issued, as the Board in its discretion may consider appropriate, and all such adjustments shall be conclusive upon all persons.

                                   SECTION 6.

                             TERMINATION OF THE PLAN

6.1. Termination of the Plan. Subject to the Board's right to earlier terminate the Plan pursuant to Section 10.1 hereof, the Plan shall terminate not later than ten (10) years after the date of adoption of the Plan by the

Board of Directors and no Restricted Stock shall be granted after termination of the Plan; provided, however, that termination of the Plan will not adversely affect Shares of Restricted Stock granted prior to termination of the Plan.

                                   SECTION 7.

                               RESTRICTED STOCK

7.1. Selection of Participants and Grant of Restricted Stock. Subject to the terms of the Plan, from time to time the Committee may select eligible employees to be Participants under the Plan and to receive the opportunity to earn grants of Restricted Stock. Grants will generally be made at the beginning of a Restriction Period, but may, in the Committee's discretion, be made during the term of a Restriction Period. The Committee shall determine the number of Shares of Restricted Stock which will be granted to a Participant.

7.2. Restriction Period. At the time of the grant of Shares of Restricted Stock, the Committee shall select the Restriction Period to apply to the Shares of Restricted Stock.

7.3. Performance Objectives. At the time of the grant of the Restricted Stock (which generally will be prior to the beginning of the Restriction Period), Performance Objectives designed to enhance shareholder value shall be established by the Committee. Subject to the provisions of this Plan, the degree of achievement of the Performance Objectives may determine the number of Shares (if any) of Restricted Stock that ultimately shall be free of any restrictions at the end of the Restriction Period.

7.4. Nontransferability of Restricted Stock. Prior to the lapse of restrictions as provided in Section 7.6, Shares of Restricted Stock may not be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether voluntarily or involuntarily. Notwithstanding the preceding provisions of this Section, a Participant, at any time prior to his or her death, may assign all or any Shares of Restricted Stock granted to him to (i) his or her spouse or lineal descendant, (ii) the trustee of a trust established for the primary benefit of his or her spouse or lineal descendant,
(iii) a partnership of which his or her spouse and lineal descendants are the only partners, or (iv) a tax-exempt organization as described in Section 501(c)(3) of the Code. In such event, the spouse, lineal descendants, trustee, partnership or tax-exempt organization, will be entitled to all the rights of the Participant with respect to the assigned Shares of such Restricted Stock, and such portion of the grant will continue to be subject to all of the terms, conditions and restrictions applicable to the Restricted Stock as set forth herein immediately prior to the effective date of the assignment. Any such assignment will be permitted only if (i) the Participant does not receive any consideration therefor, and (ii) the assignment is expressly approved by the Board. Any such assignment shall be evidenced by an appropriate written document executed by the Participant and a copy thereof shall be delivered to the Board on or prior to the effective date of the assignment.

7.5.  Forfeiture and Return of Restricted Stock to the Company.

(a) Failure to Achieve Performance Objective or Other Conditions. If at the end of the Restriction Period the Committee determines that the Company failed to achieve the Performance Objectives or otherwise failed to satisfy any other restrictions, terms or conditions set by the Committee, then to the extent provided in the Restricted Stock Agreement or otherwise by the Committee, the

Shares of Restricted Stock shall be forfeited by the Participant and returned to the Company, and all rights of the Participant in such Shares shall terminate without any further obligation on the part of the Company. Pursuant to the Plan, the Restricted Stock Agreement or otherwise, the Committee may determine that some but not all of a Participant's Shares of Restricted Stock shall be forfeited. The Committee shall have the exclusive authority to determine whether the Company has achieved its Performance Objectives and the level or extent of achievement, whether any other terms, conditions or restrictions have been satisfied, and the number of Shares of Restricted Stock which shall be forfeited.

(b) Termination of Employment for Reasons Other than Death, Disability, or Normal Retirement Prior to End of Restricted Period. If during the Restricted Period a Participant's employment with the Company is terminated for any reason other than death, Disability, or Normal Retirement, including without limitation termination by the Company, then all Shares of Restricted Stock of the Participant (excluding any Shares for which any restrictions have previously lapsed under Section 7.6) shall be forfeited by the Participant and returned to the Company and all rights of the Participant in such Shares shall terminate without any further obligation on the part of the Company.

7.6.  Lapse of Restrictions.

(a) Achievement of Performance Objectives and Other Conditions. At the end of a Restriction Period, the Committee, in its discretion, shall determine (i) whether and to what extent the Company has achieved the Performance Objectives and satisfied any other terms, conditions or restrictions established for the Restriction Period, and (ii) the number of Shares of Restricted Stock with respect to which the restrictions imposed should lapse. If the Committee determines that the restrictions imposed pursuant to this Plan should lapse, then the restrictions with respect to those Shares shall lapse, and the Committee shall so notify the Participant. A lapse of restrictions shall occur on the date the Committee notifies the Participant in writing of the lapse.

(b) Termination of Employment as a Result of Death, Disability, or Normal Retirement Prior to the End of the Restriction Period. If a Participant terminates his or her employment because of death, Disability, or Normal Retirement during the Restriction Period, the restrictions applicable to the Shares of Restricted Stock shall lapse and terminate (regardless of whether Performance Objectives or any other terms, conditions or restrictions have been satisfied) with respect to that number of Shares (rounded to the nearest whole number) equal to the total number of Shares of Restricted Stock granted to such Participant multiplied by a fraction, the numerator of which is equal to the number of full months which have elapsed since the date of grant to the date of termination of employment, and the denominator is the maximum number of full months of the Restriction Period. The Committee shall so notify the Participant or his or her representative of the number of Shares with respect to which the restrictions have lapsed. All remaining Shares shall be forfeited and returned to the Company, and all rights of the Participant in such Shares shall terminate without any further obligations on the part of the Company; provided, however, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining Shares.

7.7. Certificate Legend. In addition to any legends placed on certificates pursuant to Subsection 7.8 hereof, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

"The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in The Franklin Electric Co., Inc. Key Employee Performance Incentive Stock Plan, rules of administration adopted pursuant to such Plan, and a Restricted Stock Agreement dated _________. A copy of the Plan, such rules, and the Restricted Stock Agreement may be obtained from the Secretary of Franklin Electric Co., Inc."

7.8. Other Restrictions. The Committee may impose such other restrictions on any Shares granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.9. Voting Rights and Dividends with Respect to Restricted Stock. With respect to Shares of Restricted Stock, prior to the lapse of restrictions under Section 7.6, each Participant shall generally have the rights and privileges of a shareholder, including the right to vote the Shares and to receive dividends or other distributions made with respect to the Shares; provided, however, that the Shares of Restricted Stock shall be subject to all the terms, conditions and restrictions of the Plan and the Restricted Stock Agreement, including without limitation the provisions of Section 7.4 (restrictions on transfer), Section 7.5 (forfeiture), and Section 4.1(f) (escrow of certificates). If any dividends are paid on Restricted Stock in the form of Shares of Stock, the Stock dividends shall be treated as Restricted Stock and subject to the same restrictions, terms and conditions as the Shares of Restricted Stock with respect to which they were paid.


                                   SECTION 8.

                              RIGHTS OF EMPLOYEES

8.1. Employment. Nothing in the Plan or in any Restricted Stock Agreement shall in any manner be construed to limit or restrict in any way the right of the Company to terminate any Participant's employment at any time and without regard to the effect of such termination to the Participant under the Plan, nor confer upon any Participant any right to continue in the employ of the Company.

8.2. Participation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

                                  SECTION 9.

                     MERGER, CONSOLIDATION, OR ACQUISITION

9.1. Treatment of Restricted Stock Shares. Without limiting the authority of the Committee as provided in Section 9.2, in the event of a dissolution or a liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, at the time of the grant of the Restricted Stock, the Committee may provide in the Restricted Stock Agreement or otherwise that all the restrictions with respect to some or all of the outstanding Shares of Restricted Stock shall lapse in a manner similar to the provisions of Section 7.6.

9.2. Change in Control. The Committee, at the time of the grant of Restricted Stock, may provide in the Restricted Stock Agreement or otherwise that upon a

Change in Control of the Company, all the restrictions with respect to some or all of the outstanding Shares of Restricted Stock shall lapse in a manner similar to the provisions of Section 7.6.

9.3. Limitation on Payments. The Committee may provide that if the receipt of any payment (or lapse of restrictions) under this Section by any Participant shall, in the opinion of independent tax counsel of recognized standing selected by the Company, result in the loss of a tax deduction to the Company or the payment by such Participant of any excise tax, provided for in Section 280G and Section 4999 of the Code, then the amount of such payment (or lapse of restrictions) shall be reduced or modified to the extent required, in the opinion of independent tax counsel selected as aforesaid, to prevent such loss of deduction and the imposition of such excise tax.

                                 SECTION 10.

                          AMENDMENT AND TERMINATION

10.1. Amendment and Termination. The Board, without further action on the part of the Company's shareholders, may at any time terminate, suspend or modify the Plan to the extent permitted by law, regulation or stock exchange requirements. No termination or amendment of the Plan, or amendment of any grant, shall adversely affect any right acquired by any Participant under a grant before the date of such termination or amendment, unless such Participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 5.3 above does not adversely affect any such right.

                                  SECTION 11.

                               TAX WITHHOLDING

11.1. Tax Withholding. The Company, as appropriate, shall have the right to deduct from all payments any Federal, state, or local taxes required by law to be withheld with respect to such payments and, in the case of awards paid in Stock, the Participant or other person receiving such Stock may be required to pay to the Company, as appropriate, the amount of any such taxes which the Company is required to withhold with respect to such Stock.

                                  SECTION 12.

                                 GOVERNING LAW

12.1. Governing Law. The Plan, and all grants and other documents delivered hereunder, shall be construed in accordance with and governed by the laws of Indiana.

                                 SECTION 13.

                               EXPENSE OF PLAN

13.1. Expense of Plan. The expenses of administering the Plan shall be borne by the Company.

                                SECTION 14.

                         RESTRICTED STOCK AGREEMENT

14.1. Restricted Stock Agreement. Each grant of Shares of Restricted Stock shall be evidenced by a written agreement ("Restricted Stock Agreement"), executed by the Participant and the Company, which shall contain such restrictions, terms or conditions as the Committee may require.



















































5